UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 5, 2017

EliteSoft Global, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55240	47-1208256
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

18582 NW Holly Street, Unit 202

Beaverton, OR 97006-7014

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(503) 830 2918

(ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNMENT AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2017, Swee Seong “Eugene” Wong (“Mr. Wong”) submitted his Letter of Resignation to the Board of Directors of EliteSoft Global, Inc. (the “Company”). Mr. Wong served for two years as the Company’s Chairman of the Board of Directors, President, and Chief Executive Officer. He resigned from all three posts, as well as from the Board of Directors. Mr. Wong’s resignation from the Board of Directors was not the result of any disagreement with the registrant regarding any matter relating to the registrant’s operations, policies or practices. His resignation was effective as of the date of his Letter of Resignation.

As a result of Mr. Wong’s resignation as Chief Executive Officer, President, Chairman, and director of the Company, the Board of Directors appointed Cornelius Ee Soon Heng (“Mr. Ee”) as interim Chief Executive Officer. Mr. Ee is twenty-nine (29) years old and previously served as the Company’s Vice President. Mr. Ee will serve a one-year term pursuant to the Company’s Bylaws, and will focus on finding a full-time, permanent replacement for Mr. Wong. No formal employment agreement has been entered into between Mr. Ee and the Company, and Mr. Ee will not be compensated for his service as interim Chief Executive Officer.

Mr. Ee began his career in 2008 as a director for Getbyte Solutions. He remained a director until 2012. He became a marketing and sales executive for YTT Motorsports in 2013 and from 2014 to present, he has been the Director of Information Technology for EliteSoft Asia Sdn Bhd. Mr. Ee graduated from the University of Nottingham (Malaysia Campus) in 2011 with a bachelor's degree in Computer Science.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Document

9.1	Consent in Lieu of Meeting of the Board of Directors for EliteSoft Global, Inc.
99.1	Letter of Resignation (Eugene Wong)
99.2	Acceptance of Appointment (Cornelius Ee)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

 EliteSoft Global, Inc.

By:  /s/ Cornelius Ee

Name: Cornelius Ee

Title:  Chief Executive Officer

Dated: April 07, 2017

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